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                                                                    EXHIBIT 99.2

Pioneer Announces Confirmation of Its Plan of Reorganization

Contact: Philip J. Ablove (713) 570-3200

Houston, Texas (November 29, 2001) - Pioneer Companies, Inc. [OTCBB: PIOAE] announced today that its Plan of Reorganization has been confirmed by the United States Bankruptcy Court, Southern District of Texas, Houston Division. Pioneer expects to complete the documentation process and close the reorganization transaction on or before December 31, 2001, emerging from the Chapter 11 proceedings at that time.

Michael J. Ferris, President and Chief Executive Officer said, "We are pleased that we have been able to secure confirmation by the U.S. Bankruptcy Court within four months of entering the Chapter 11 proceedings. We were able to accomplish this because of the cooperative effort of creditors, suppliers and customers. The reorganization, by substantially reducing the Company's debt, places the Company in a much stronger financial condition. We especially appreciate the loyalty and dedication of our employees under difficult circumstances."

Pioneer, based in Houston, Texas, manufactures chlorine, caustic soda, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. The Company owns and operates five chlor-alkali plants and several downstream manufacturing facilities in North America. Current financial information and press releases of Pioneer Companies, Inc. can be obtained from its Internet web site at www.piona.com.

Certain statements in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the Company's high financial leverage, the results of the bankruptcy proceedings, global economic conditions, Company and industry production volumes, competitive prices, the cyclical nature of the markets for many of the Company's filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.